SECOND ADDENDUM TO MASTER CUSTODIAN AGREEMENT

THIS ADDENDUM (“Addendum”) to that certain Master Custodian Agreement (the “Agreement”) dated December 19, 2007, by and between The Nottingham Management Company (the “Administrator”) and Union Bank of California, N.A (the “Bank”) shall be effective when the assets of the Trust named below are first delivered to the Bank. All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control.

The Administrator and Bank wish to add the following new Trusts to the Agreement and modify Exhibit A of the Agreement accordingly:

“Giordano Investment Trust”

IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective as of the date noted above.

THE NOTTINGHAM MANAGEMENT COMPANY

By: /s/ Carrie Lower

Print Name: Carrie Lower

Title: Vice President

UNION BANK OF CALIFORNIA, N.A

By: /s/ Margaret Bond

Print Name: Margaret Bond

Title: Vice President